Exhibit 99.1


               iParty Corp. Reports Fiscal 2005 Financial Results

    DEDHAM, Mass.--(BUSINESS WIRE)--Feb. 24, 2006--iParty Corp. (AMEX:
IPT), a party goods retailer that operates 50 iParty retail stores, today reported financial results for its fourth quarter and fiscal year 2005, which ended on December 31, 2005. The Company's accounting cycle resulted in a 14-week fourth quarter and a 53-week year in fiscal 2005, compared to a 13-week fourth quarter and a 52-week year in fiscal 2004.
    For the 14-week quarter, consolidated revenues were $28.0 million compared to $23.7 million for the 13-week quarter of 2004. On a comparable 13-week quarter basis for both fiscal 2005 and fiscal 2004, consolidated revenue increased 11.0% which included a comparable store sales increase of 0.8%. Consolidated gross profit margin was 47.8% for the quarter compared to a margin of 47.8% for the same period in 2004. Operating income for the quarter was $4.0 million compared to $2.9 million for the quarter in 2004. For the quarter, consolidated net income was $3.9 million, or $0.10 per basic and diluted share, compared to consolidated net income of $2.7 million, or $0.07 per basic and diluted share, for the quarter in 2004.
    For the 53-week fiscal year, consolidated revenues were $72.5 million compared to $64.3 million for the 52-week fiscal year of 2004. On a comparable 52-week basis for both fiscal 2005 and fiscal 2004, consolidated revenue increased 10.2% which included a comparable store sales increase of 0.6%. Consolidated gross profit margin was 42.9% for the full fiscal year compared to 44.3% for fiscal 2004. Operating income for the full fiscal year was $0.3 million compared to $0.9 million for fiscal 2004. For the full fiscal year, consolidated net loss was $0.3 million, or $0.01 per basic and diluted share, compared to consolidated net income of $1.0 million, or $0.03 per basic and $0.02 per diluted share, for fiscal 2004.
    Sal Perisano, Chief Executive Officer of iParty Corp., commented, "Overall, we are pleased with our performance in the fourth quarter which included a 42.8% increase in net income over the fourth quarter in 2004. This fourth quarter was our most profitable quarter to date. We began the quarter with a disappointing Halloween season in which comparable store sales were down by 1.1 %, but we finished the quarter with strong sales in both November and December which resulted in a comparable store sales increase of 0.8% for the comparable 13-week period. During the quarter, our product margins improved from earlier in the year and we leveraged our marketing and sales expenses and our general and administrative expenses as a percentage of sales."
    "During 2005 we opened six new stores bringing our total number of stores to 50. Excluding sales from the 53rd week of the fiscal year, sales from our 50 stores, including new stores which had not been open for one full year, increased by 10.2% for the comparable 52-week period. We are pleased with our continuing ability to implement our growth strategy and increase total sales. Unfortunately, a greater-than-anticipated increase in our product costs for the first three quarters, the higher cost to sales ratio for our new stores and relatively flat comparable store sales for the year led to a full year loss of approximately $270,000."
    "In 2006, we plan to focus on increasing our comparable store sales growth, improving our gross margins and leveraging our overall cost structure as the 12 new stores we opened over the past two years start to mature. At this time, we do not plan to open any new stores in 2006. Our focus in the upcoming year will instead be on infrastructure improvements designed to help support the future expansion of our business. In the meantime we intend to continue to investigate and explore potential locations for future store growth in anticipation of a resumption of our store expansion efforts in 2007. We believe that our increased focus this year on infrastructure improvements and comparable store performance, followed by the opening of new stores in 2007, will help build long-term value for our investors."

    About iParty Corp.

    Headquartered in Dedham, Massachusetts, iParty Corp. (AMEX: IPT) is a party goods retailer that operates 50 iParty retail stores and licenses the operation of an Internet site for party goods and party planning at www.iparty.com. iParty's aim is to make throwing a successful event both stress-free and fun. With over 20,000 party supplies and costumes and an online party magazine and party-related content, iParty offers consumers a sophisticated, yet fun and easy-to-use, resource with an extensive assortment of products to customize any party, including birthday bashes, Easter get-togethers, graduation parties, summer barbecues, and, of course, Halloween. iParty aims to offer reliable, time-tested knowledge of party-perfect trends, and superior customer service to ensure convenient and comprehensive merchandise selections for every occasion. Please visit our site at www.iparty.com.

    Safe harbor statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are based on our current expectations, beliefs, assumptions, estimates, forecasts and projections, including those about future store openings, future expectations of profitability and the industry and markets in which iParty operates. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements, and such statements should not be relied upon as representing iParty's expectations or beliefs as of any date subsequent to the date of this press release. Important factors that may affect future operating results include, but are not limited to, economic and other developments such as unseasonable weather, that affect consumer confidence or consumer spending patterns, particularly those impacting the New England region, where 45 of our 50 stores our located, and particularly during the Halloween season, which is our single most important season; intense competition from other party supply stores and stores that merchandise and market party supplies, including big discount retailers, dollar store chains, and temporary Halloween merchandisers; the failure of any of our systems, including, without limitation, our newly-installed point-of-sale system and our existing merchandise management system, the latter of which was developed by a vendor who is no longer in business and which we are considering replacing in the upcoming twelve months; the success or failure of our efforts to implement our business growth and marketing strategies; our inability to obtain additional financing, if required, on terms and conditions acceptable to us; rising oil and gas prices which impact prices of petroleum-based/plastic products, which are a key raw material in much of our merchandise, affect our freight costs, and affect consumer confidence and spending patterns; third-party suppliers' failure to fulfill their obligations to us; the availability of retail store space on reasonable lease terms; compliance with evolving federal securities, accounting, and stock exchange rules and regulations applicable to publicly-traded companies listed on the American Stock Exchange. For a discussion of these and other risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see "Cautionary Statements and Risk Factors" in iParty's most recently filed Annual Report on Form 10-K and "Factors That May Affect Future Results" in iParty's most recently filed Quarterly Report on Form 10-Q.


                             iPARTY CORP.
                CONSOLIDATED STATEMENTS OF OPERATIONS


                    For the quarter ended       For the year ended
                  -------------------------  -------------------------
                  Dec 31, 2005 Dec 25, 2004  Dec 31, 2005 Dec 25, 2004
                  ------------ ------------  ------------ ------------
Revenues          $28,021,662  $23,722,225   $72,537,998  $64,276,225
Operating costs:
Cost of products
 sold              14,642,851   12,372,226    41,395,193   35,826,820
Marketing and
 sales              7,799,233    6,809,090    24,116,050   21,176,925
General and
 administrative     1,575,394    1,660,169     6,762,583    6,335,067
                  ------------ ------------  ------------ ------------

Operating income    4,004,184    2,880,740       264,172      937,413

Other Income                -            -             -      382,500
                  ------------ ------------  ------------ ------------

Income before
 interest and
 income taxes       4,004,184    2,880,740       264,172    1,319,913

Interest income            43           74           801        1,354
Interest expense     (149,351)     (76,174)     (532,649)    (225,074)
                  ------------ ------------  ------------ ------------

Income (loss)
 before income
 taxes              3,854,876    2,804,640      (267,676)   1,096,193

Income taxes                -      105,000             -      105,000
                  ------------ ------------  ------------ ------------

Net income (loss)  $3,854,876   $2,699,640     $(267,676)    $991,193
                  ============ ============  ============ ============

Income (loss) per
 share:
Basic                   $0.10        $0.07        $(0.01)       $0.03
                  ============ ============  ============ ============
Diluted                 $0.10        $0.07        $(0.01)       $0.02
                  ============ ============  ============ ============

Weighted-average
 shares
 outstanding:
Basic              37,724,517   37,701,585    22,186,581   37,649,400
                  ============ ============  ============ ============
Diluted            39,337,114   41,119,932    22,186,581   41,517,036
                  ============ ============  ============ ============


                             iPARTY CORP.
                      CONSOLIDATED BALANCE SHEETS

                                            Dec 31, 2005 Dec 25, 2004
                                            ------------ ------------
                  ASSETS
Current assets:
 Cash and cash equivalents                     $699,194   $1,757,157
 Restricted cash                                651,617      561,407
 Accounts receivable                          1,246,545      700,961
 Inventory, net                              13,251,307   11,400,971
 Prepaid expenses and other assets              548,114      476,046
                                            ------------ ------------
  Total current assets                       16,396,777   14,896,542
Property and equipment, net                   5,187,099    4,483,705
Other assets                                    133,200       99,690
                                            ------------ ------------
Total assets                                $21,717,076  $19,479,937
                                            ============ ============

   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                            $4,695,094   $3,421,195
 Accrued expenses                             2,532,238    2,615,835
 Current portion of capital lease
  obligations                                   442,358      365,674
 Borrowings under line of credit              6,635,874    5,257,690
                                            ------------ ------------
  Total current liabilities                  14,305,564   11,660,394

Long-term liabilities:
 Capital lease obligations, net of current
  portion                                       426,995      796,693
 Other liabilities                              669,003      471,759
                                            ------------ ------------
  Total long-term liabilities                 1,095,998    1,268,452

Commitments and contingencies

 Convertible preferred stock                 13,816,101   14,308,002
 Common stock                                    22,537       22,093
 Additional paid-in capital                  50,971,656   50,448,100
 Accumulated deficit                        (58,494,780) (58,227,104)
                                            ------------ ------------
  Total stockholders' equity                  6,315,514    6,551,091
                                            ------------ ------------

Total liabilities and stockholders' equity  $21,717,076  $19,479,937
                                            ============ ============


    CONTACT: iParty Corp.
             Patrick Farrell, 781-355-3717
             pfarrell@iparty.com